News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports First Quarter Results

Terre Haute, Indiana, April 26, 2022 – First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2022.

•Net income was $20.9 million compared to $12.9 million for the same period of 2021;

•Diluted net income per common share of $1.67 compared to $0.95 for the same period of 2021;

•Return on average assets was 1.63% compared to 1.12% for the three months ended March 31, 2021; and

•Pre-tax, pre-provision net income was $19.7 million compared to $16.6 million for the same period in 2021.1

“We are pleased with our first quarter results” said Norman L. Lowery, Chairman and Chief Executive Officer. “Profitability measures remain strong with four consecutive quarters of growth in our net interest income and muted credit related costs. Credit quality continues to be very good.”

Average Total Loans
Average total loans for the fourth quarter of 2022 were $2.78 billion versus $2.64 billion for the comparable period in 2021.

Total Loans Outstanding
Total loans outstanding as of March 31, 2022 were $2.80 billion compared to $2.65 billion as of March 31, 2021, an increase of $158 million or 5.96%.

Average Total Deposits
Average total deposits for the quarter ended March 31, 2022, were $4.43 billion versus $3.82 billion as of March 31, 2021, an increase of $611 million or 16.01%.

Total Deposits
Total deposits were $4.40 billion as of March 31, 2022, compared to $3.91 billion as of March 31, 2021, an increase of $490 million or 12.54%.

Book Value Per Share
Book Value per share was $42.25 at March 31, 2022, compared to $44.20 at March 31, 2021.
1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Shareholder Equity
Shareholder equity at March 31, 2022, was $525.4 million compared to $598.1 million on March 31, 2021. In the quarter the Corporation repurchased 204,952 shares of its common stock and a total of 980,900 shares in 2021.

Tangible Common Equity to Tangible Asset Ratio
The Corporation’s tangible common equity to tangible asset ratio was 8.65% at March 31, 2022, compared to 11.12% at March 31, 2021.

Net Interest Income
Net interest income for the first quarter of 2022 was $37.8 million, compared to $34.9 million reported for the same period of 2021, an increase of $2.9 million or 8.30%.

Net Interest Margin
The net interest margin for the quarter ended March 31, 2022, was 3.16% compared to the 3.27% reported at March 31, 2021. On a linked quarter basis, the net interest margin increased eight basis points from 3.08% as of December 31, 2021.

Nonperforming Loans
Nonperforming loans as of March 31, 2022, were $13.0 million versus $21.0 million as of March 31, 2021. The ratio of nonperforming loans to total loans and leases was 0.46% as of March 31, 2022, versus 0.79% as of March 31, 2021.

Credit Loss Provision
The Corporation recorded a negative provision for credit losses for the three months ended March 31, 2022 of $6.6 million, compared to the $452 thousand provision for the first quarter 2021.

Net Charge-Offs
In the first quarter of 2022 net charge-offs were $1.2 million compared to $728 thousand in the same period of 2021.

Allowance for Credit Losses
The Corporation’s allowance for credit losses as of March 31, 2022, was $40.5 million compared to $46.8 million as of March 31, 2022. The allowance for credit losses as a percent of total loans was 1.44% as of March 31, 2022, compared to 1.77% as of March 31, 2021.

Non-Interest Income
Non-interest income for the three months ended March 31, 2022 and 2021 was $13.7 million and $9.3 million, respectively. During the quarter, the Corporation received a $4.0 million legal settlement.

Non-Interest Expense
Non-interest expense for the three months ended March 31, 2022, was $31.3 million compared to $27.6 million in 2021. The year-over-year change is, in part, impacted by the acquisition of Hancock Bancorp in the third quarter of 2021.

Efficiency Ratio
The Corporation’s efficiency ratio was 59.54% for the quarter ending March 31, 2022, versus 61.08% for the same period in 2021.

Income Taxes
Income tax expense for the three months ended March 31, 2022, was $5.8 million versus $3.2 million for the same period in 2021. The effective tax rate for 2022 was 21.79% compared to 20.10% for 2021.

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A., the fifth oldest national bank in the United States, operates 78 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
END OF PERIOD BALANCES
Assets	$5,081,794	$5,175,099	$4,684,192
Deposits	$4,395,190	$4,409,569	$3,905,348
Loans, including net deferred loan costs	$2,804,650	$2,815,895	$2,646,937
Allowance for Credit Losses	$40,516	$48,305	$43,800
Total Equity	$525,444	$582,576	$598,112
Tangible Common Equity (a)	$431,629	$488,417	$510,981

AVERAGE BALANCES
Total Assets	$5,149,642	$5,086,702	$4,600,750
Earning Assets	$4,927,680	$4,875,039	$4,404,109
Investments	$1,468,471	$1,410,351	$1,133,439
Loans	$2,777,168	$2,633,559	$2,640,291
Total Deposits	$4,427,806	$4,312,115	$3,816,705
Interest-Bearing Deposits	$3,525,766	$3,823,428	$3,059,290
Interest-Bearing Liabilities	$106,005	$110,490	$110,448
Total Equity	$565,123	$589,197	$600,669

INCOME STATEMENT DATA
Net Interest Income	$37,811	$36,832	$34,913
Net Interest Income Fully Tax Equivalent (b)	$38,908	$37,953	$35,959
Provision for Credit Losses	$(6,550)	$5,710	$452
Non-interest Income	$13,738	$10,767	$9,294
Non-interest Expense	$31,344	$33,312	$27,639
Net Income	$20,924	$7,398	$12,877

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.67	$0.58	$0.95
Cash Dividends Declared Per Common Share	$—	$0.63	$—
Book Value Per Common Share	$42.25	$46.13	$44.20
Tangible Book Value Per Common Share (c)	$34.71	$38.66	$37.76
Basic Weighted Average Common Shares Outstanding	12,538	12,804	13,533
(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Return on average assets	1.63%	0.58%	1.12%
Return on average common shareholder's equity	14.81%	5.02%	8.58%
Efficiency ratio	59.54%	68.37%	61.08%
Average equity to average assets	10.97%	11.58%	13.06%
Net interest margin (a)	3.16%	3.08%	3.27%
Net charge-offs to average loans and leases	0.18%	0.27%	0.11%
Credit loss reserve to loans and leases	1.44%	1.72%	1.65%
Credit loss reserve to nonperforming loans	312.60%	321.78%	208.47%
Nonperforming loans to loans and leases	0.46%	0.53%	0.79%
Tier 1 leverage	9.94%	9.83%	11.34%
Risk-based capital - Tier 1	14.46%	14.37%	16.17%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Accruing loans and leases past due 30-89 days	$13,698	$17,096	$8,373
Accruing loans and leases past due 90 days or more	$707	$515	$2,001
Nonaccrual loans and leases	$7,712	$9,590	$14,545
Total troubled debt restructuring	$4,542	$4,799	$4,464
Other real estate owned	$236	$108	$942
Nonperforming loans and other real estate owned	$13,197	$15,012	$21,952
Total nonperforming assets	$16,728	$18,371	$25,280
Gross charge-offs	$3,254	$3,113	$2,338
Recoveries	$2,015	$1,312	$1,610
Net charge-offs/(recoveries)	$1,239	$1,801	$728

Non-GAAP Reconciliations	Three Months Ended March 31,
	2022	2021
($ in thousands, except EPS)
Income before Income Taxes	$26,755	$16,116
Provision for credit losses	(6,550)	452
Provision for unfunded commitments	(500)	—
Pre-tax, Pre-provision Income	$19,705	$16,568

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Cash and due from banks	$598,175	$682,807
Federal funds sold	736	308
Securities available-for-sale	1,359,483	1,364,734
Loans:
Commercial	1,701,507	1,674,066
Residential	635,264	664,509
Consumer	464,035	474,026
	2,800,806	2,812,601
(Less) plus:
Net deferred loan costs	3,844	3,294
Allowance for credit losses	(40,516)	(48,305)
	2,764,134	2,767,590
Restricted stock	15,547	16,200
Accrued interest receivable	15,633	16,946
Premises and equipment, net	69,978	69,522
Bank-owned life insurance	117,354	116,997
Goodwill	86,135	86,135
Other intangible assets	7,680	8,024
Other real estate owned	236	108
Other assets	46,703	45,728
TOTAL ASSETS	$5,081,794	$5,175,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$893,375	$914,933
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	62,899	74,015
Other interest-bearing deposits	3,438,916	3,420,621
	4,395,190	4,409,569
Short-term borrowings	96,672	93,374
FHLB advances	15,924	15,937
Other liabilities	48,564	73,643
TOTAL LIABILITIES	4,556,350	4,592,523

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,114,992 in 2022 and 16,096,313 in 2021
Outstanding shares-12,435,309 in 2022 and 12,629,893 in 2021	2,010	2,009
Additional paid-in capital	142,185	141,979
Retained earnings	580,063	559,139
Accumulated other comprehensive income/(loss)	(71,025)	(2,426)
Less: Treasury shares at cost-3,679,683 in 2022 and 3,466,420 in 2021	(127,789)	(118,125)
TOTAL SHAREHOLDERS’ EQUITY	525,444	582,576
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,081,794	$5,175,099

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$32,357	$31,857
Securities:
Taxable	4,583	3,079
Tax-exempt	2,348	2,074
Other	365	346
TOTAL INTEREST INCOME	39,653	37,356
INTEREST EXPENSE:
Deposits	1,676	2,286
Short-term borrowings	82	98
Other borrowings	84	59
TOTAL INTEREST EXPENSE	1,842	2,443
NET INTEREST INCOME	37,811	34,913
Provision for credit losses	(6,550)	452
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	44,361	34,461
NON-INTEREST INCOME:
Trust and financial services	1,372	1,305
Service charges and fees on deposit accounts	2,850	2,243
Other service charges and fees	4,399	4,242
Securities gains (losses), net	5	(152)
Gain on sales of mortgage loans	662	1,393
Other	4,450	263
TOTAL NON-INTEREST INCOME	13,738	9,294
NON-INTEREST EXPENSE:
Salaries and employee benefits	17,342	15,677
Occupancy expense	2,522	2,149
Equipment expense	2,907	2,578
FDIC Expense	428	298
Other	8,145	6,937
TOTAL NON-INTEREST EXPENSE	31,344	27,639
INCOME BEFORE INCOME TAXES	26,755	16,116
Provision for income taxes	5,831	3,239
NET INCOME	20,924	12,877
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	(68,914)	(11,068)
Change in funded status of post retirement benefits, net of taxes	315	472
COMPREHENSIVE INCOME	$(47,675)	$2,281
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.67	$0.95
Weighted average number of shares outstanding (in thousands)	12,538	13,533